Exhibit 99.1

City Office REIT Appoints Sabah Mirza to its Board as Independent Director

VANCOUVER—March 7, 2019—City Office REIT, Inc. (NYSE: CIO) (“City Office” or the “Company”) today announced the appointment of Sabah Mirza to its Board of Directors.

Ms. Mirza joins the Board of Directors with over 20 years of legal, corporate governance and securities experience, most of which have been spent as in-house counsel across diverse industries, including aviation, defense and travel and leisure. Ms. Mirza is currently Executive Vice President, Business Affairs at Sunwing Travel Group, the largest tour operator in North America with over $2 billion in annual revenue. In this role, she has oversight of the legal, governance, acquisition and government affairs functions of the company. Ms. Mirza was key to the establishment of Sunwing’s hotel division in 2010, which now comprises over $700 million in real estate assets and over 15,000 rooms under management across ten countries. Previously, Ms. Mirza was Vice President & General Counsel at a charter airline, and prior to that she was Vice President and Division Counsel at a subsidiary of L-3 Technologies. Ms. Mirza holds law degrees from the University of Ottawa.

“The Board of Directors is thrilled to welcome Sabah to the Company,” said John McLernon, Chairman of the Board. “Sabah has tremendous experience, and her diverse expertise in both legal and operating capacities brings a unique and additive perspective to our Board.”

With the addition of Ms. Mirza as an Independent Director, the Company’s Board will consist of seven Directors, six of whom the Board has determined meet the independence standards of the NYSE Listed Company Manual and the Company’s corporate governance guidelines.

About City Office REIT, Inc.

City Office REIT is an internally-managed real estate company focused on acquiring, owning and operating high-quality office properties located in leading 18-hour cities in the Southern and Western United States. City Office currently owns or has an interest in 5.7 million square feet of office properties. The Company has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. These factors include, but are not limited to, the Company’s ability to source, acquire and close on properties on the terms it expects, or at all; the Company’s expectations and forecasts of its cash flows and future leasing activity at its current and future properties, and the Company’s ability to accurately model the income yield, capitalization rate, and other financial metrics used to evaluate its properties. These and other material risks are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and any other documents filed by the Company from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement. The Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cityofficereit.com